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                                                                    EXHIBIT 12.1

              CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                               03/31/01    12/31/00   12/31/99   12/31/98    12/31/97   12/31/96
                                                               --------    --------   --------   --------    --------   --------
EARNINGS:

     Pretax income from continuing operations                      (233)     13,563     15,082     20,854      26,349     16,658
     Equity in losses of ChoiceParts investment                     876       2,071         --         --          --         --
                                                               --------    --------   --------   --------    --------   --------

                    SUB-TOTAL                                       643      15,634     15,082     20,854      26,349     16,658
                                                               --------    --------   --------   --------    --------   --------

LESS:

     Preference security dividend requirements of
       consolidated subsidiaries                                     --          --          4        (76)        623      7,617
                                                               --------    --------   --------   --------    --------   --------

                    TOTAL EARNINGS                             $    643    $ 15,634   $ 15,078   $ 20,930    $ 25,726   $  9,041
                                                               ========    ========   ========   ========    ========   ========

FIXED CHARGES:

     Interest expensed                                            1,210       2,989      1,206        172          64      2,274
     Amortized premiums, discounts and capitalized
       expenses related to indebtedness                             191         146        152         80          75        288
     Estimate of interest within rental expense                     725       2,515      2,218      1,687       1,159      1,062
     Preference security dividend requirements of
       consolidated subsidiaries                                     --          --          4        (76)        623      7,617
                                                               --------    --------   --------   --------    --------   --------
                    TOTAL FIXED CHARGES                        $  2,126    $  5,650   $  3,580   $  1,863    $  1,921   $ 11,241
                                                               ========    ========   ========   ========    ========   ========

               EARNINGS PLUS TOTAL FIXED CHARGES               $  2,769    $ 21,284   $ 18,658   $ 22,793    $ 27,647   $ 20,282
                                                               ========    ========   ========   ========    ========   ========

               RATIO OF EARNINGS TO FIXED CHARGES                   1.3         3.8        5.2       12.2        14.4        1.8
                                                               ========    ========   ========   ========    ========   ========
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